Exhibit 99.1

DESCRIPTION OF CAPITAL STOCK

General. The authorized capital stock of Franklin Resources, Inc. (the “Company”) consists of 1,000,000,000 shares of common stock, par value $0.10 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), issuable in one or more series from time to time by resolution of the Company’s Board of Directors (the “Board”). The outstanding shares of the Company’s Common Stock are fully paid and non-assessable. As of April 30, 2011, the Company had 221,871,874 shares of Common Stock, and no shares of Preferred Stock, issued and outstanding. The Common Stock is listed on the New York Stock Exchange.

Voting Rights. Holders of Common Stock are entitled to one vote for each share held of record and are vested with all of the voting power, except as the Board may provide in the future with respect to any class or series of Preferred Stock that it may authorize in the future.

Dividend Rights. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board out of any funds legally available for dividends, subject to the preferences applicable to any shares of Preferred Stock outstanding at the time.

No Preemptive, Conversion or Redemption Rights; No Sinking Fund Provisions. Shares of Common Stock are not redeemable and have no subscription, conversion or preemptive rights. There are no sinking fund provisions.

Right to Receive Liquidation Distributions. Holders of Common Stock are entitled, upon liquidation, to share ratably in all assets remaining after payment of liabilities.

Rights of Preferred Stock. The Board may by resolution issue Preferred Stock from time to time in one or more series. Such series shall be of equal rank with such different series, designations, preferences and other relative participating, optional or other special rights, and qualifications, limitations and restrictions thereof, and be subject to redemption at such time or times and at such price or prices, and entitle the holders to receive dividends at such rates, on such conditions and at such times, and cumulative or non cumulative, and entitle the holders to such rates upon the dissolution of, or upon any distribution of the assets of, the Company, and be convertible into, or exchangeable for, shares of any class or classes or any other series, at such price or prices or at such rate or rates of exchange and with such adjustments as shall be adopted by the Board.

Anti-Takeover Effects of the Certificate of Incorporation and Bylaws. The provisions of the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Amended and Restated Bylaws (the “Bylaws”) described below may have the effect of delaying, deferring or preventing a change in control of the Company:

•	Board may adopt, amend or repeal bylaws without stockholder approval;
•	the Bylaws specify advanced notice procedures that stockholders must follow in order to bring business at an annual or special meeting of stockholders;
•	the Bylaws limit the ability to call special meetings of stockholders to the Board or the Chairman of the Board;
•	vacancies on the Board can filled by a majority vote of the Board;
•	the Board is authorized to issue Preferred Stock without stockholder approval; and
•

the Certificate of Incorporation generally provides that the Company will indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), officers, directors, employees and agents from and against expenses and liabilities in connection with proceedings resulting from their services to the Company.

In addition, the Company is incorporated in Delaware and is thus subject to the provisions of the DGCL, including Section 203 of the DGCL regarding business combinations with an interested stockholder.

Transfer Agent and Registrar. The transfer agent, registrar and dividend disbursing agent for the Common Stock is BNY Mellon Shareowner Services.